EXHIBIT 32

Certification

Pursuant to 18 United States Code § 1350 and

Rule 13a-14(b) of the Securities Exchange Act of 1934

In connection with the Annual Report of PulteGroup, Inc. (the “Company”) on Form 10-K for the period ended December 31, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned herby certifies that to his knowledge:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

Date February 10, 2011
/s/ Richard J. Dugas, Jr.
Richard J. Dugas, Jr.
Chairman, President, and Chief Executive Officer

/s/ Roger A. Cregg
Roger A. Cregg
Executive Vice President and Chief Financial Officer

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